Exhibit 99.1

                           [Letterhead of Dtomi, Inc.]

                                                                   www.dtomi.com

May 31, 2005

Mr. David Otto
Chairman of the Board
Dtomi, Inc.
The Otto Law Group, PLLC
900 Fourth Avenue, Suite 3140
Seattle, WA 98164


Dear David,

I have accepted the position of President, the Abbott Furnace Company a private company based in Pennsylvania and I am therefore tendering my resignation as Chief Executive Officer of Dtomi, Inc., as of June 24th, 2005.

I continue to believe that the Air Spring AxleTM is a major innovation in suspension design and has the potential to redefine the market for small and medium sized trailers. Market feedback has always been very positive and the high capacity, tandem axle design is ideally suited for segments such as the contractor equipment market. However, despite our very best efforts over the past twelve months, we have not been able to secure the additional financing needed to seize the market opportunity. During that time I have also worked full time with virtually no cash compensation. In the circumstances I could not ignore this new opportunity.

l will, of course, work with you and the Board to effect as smooth a transition as possible and wish to thank you all for your support over the last two years.

With my best regards,


/s/ John Haddock
--------------------
John Haddock
CEO


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